For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine	Media
Investor Relations (914) 785-4742 gracine@emisphere.com	Dan Budwick BMC Communications (212) 477-9007 ext.14

Emisphere Technologies Provides 2005 Third Quarter Update

Tarrytown, NY – November 10, 2005 -— Emisphere Technologies, Inc. (NASDAQ: EMIS) today provided a description of clinical development progress and selected financial information for the third quarter ended September 30, 2005.

As of September 30, 2005, Emisphere held cash, cash equivalents, restricted cash and investments totaling approximately $18.3 million. On September 26, Emisphere raised $15 million through a senior secured term loan financing with funds managed by MHR Fund Management, LLC. Emisphere plans to use the proceeds of the loan to fund its clinical development programs in oral heparin and insulin and for general corporate purposes. Net proceeds from the loan were approximately $13 million, and have been deposited in a restricted account.

The financing transaction included the issuance of various options to the MHR funds, including the option to exchange the loan for a convertible note upon shareholder approval. Under Generally Accepted Accounting Principles (“GAAP”), certain of these options constitute embedded derivative instruments which much be separately valued and shown separately from the liability for the debt. Emisphere has engaged an independent appraiser to perform this valuation, which will be completed before the filing of the Company’s financial statements for the quarter ended September 30, 2005 with the SEC on Form 10-Q. As the valuation and the accounting for these derivative instruments affects the determination of the net loss for the period, the Company is not providing full financial results at this time. The Company expects to extend the date when it will file its Form 10 Q with the Securities and Exchange Commission within the statutory limitations.

On a preliminary basis, total operating expenses were $8.4 million for the third quarter of 2005, compared to $8.8 million during the same period last year. Total operating expenses include research and development costs of $4.6 million and general and administrative expenses of $2.8 million, both of which are substantially the same as last year’s third quarter. Preliminary total operating expenses exclude expenses related to the MHR financing transaction, which will be included in interest and other expense for the quarter.

On a preliminary basis, revenue for the quarter was approximately $431,000 representing recognition of revenue with respect to the Company’s collaboration agreements with Novartis and Roche. This amount compares favorably to last year’s third quarter in which we recognized $33,000 of revenue.

Weighted average shares outstanding for the quarter were 23.3 million as compared to 18.4 during the prior year’s third quarter.

Clinical Development Update for Third Quarter 2005

Oral Heparin

During the quarter, the U.S. Food and Drug Administration (the “FDA”) gave Emisphere written guidance regarding the planned Phase III trial with its solid dosage form of oral heparin. The endpoint for the planned trial is to determine the safety and efficacy of oral heparin versus titrated Coumadin® (sodium warfarin) for the prevention of venous thromboembolism (“VTE”) following elective hip replacement.

The trial will be a randomized double blind, non-inferiority, multi-center study with the primary endpoint to prevent VTE, which consists of proximal deep vein thrombosis (“DVT”) and symptomatic distal thrombosis, objectively confirmed by ultrasound, pulmonary embolism and death. The two arm study will compare 30 days of dosing, three times per day, of two Emisphere oral heparin capsules, to 30 days of dosing, once per day, of oral titrated Coumadin®. The expected enrollment for the trial is approximately 2100 patients, with 1050 patients per arm, which includes an allowance for non evaluable patients. Emisphere plans to initiate the study in the first half of 2006.

During the quarter, Emisphere completed a multi-arm, cross-over, clinical trial with sixteen normal subjects to compare heparin delivered by different injection routes to heparin delivered orally. The Company conducted this trial to support it’s contention that heparin, when given orally using the Company’s technology, is unaltered as compared to heparin delivered by injection. The results from the trial will be available shortly. Once available, the Company expects to discuss the data with the FDA to determine if these data can accelerate its product registration.

“Oral heparin represents a significant opportunity for Emisphere in the large and growing anticoagulant/antithrombotic field. We have designed a registration strategy in conjunction with our Steering Committee that builds off of our considerable clinical experience with oral heparin in prevention of VTE in patients undergoing hip replacement surgery,” remarked Dr. Michael Goldberg, Chairman and Chief Executive Officer of Emisphere Technologies.

Oral Insulin

Emisphere received permission from regulatory authorities in India to begin a Phase II trial for its oral insulin product. Later this month, the Company intends to initiate patient enrollment for the 90-day, multi-center, double-blind, randomized clinical trial. The four arm study will evaluate the safety and efficacy of low and high doses of oral insulin tablets versus placebo in 120 subjects with Type 2 Diabetes Mellitus who have inadequate glycemic control with their existing oral antidiabetic monotherapy. The primary efficacy endpoint of the study is related to the change in hemoglobin A1c, the standard for evaluating glucose control in Type 2 diabetics. Emisphere also will focus on the safety of oral insulin, specifically incidents of hypoglycemia as well as the occurrence of anti-insulin antibodies. Emisphere previously submitted the protocol to the FDA for review and did not receive any comments from the FDA regarding the protocol.

Oral Salmon Calcitonin

Emisphere’s licensing partner, Novartis, has informed the Company that it expects to begin Phase III clinical studies of oral salmon calcitonin in both osteoporosis and osteoarthritis in the first quarter of 2006. Emisphere is scheduled to receive a milestone payment upon commencement of these studies. In osteoporosis, Novartis has published data from its Phase IIa study, consisting of 277 patients treated for 3 months, which achieved statistically significant results related to decrease in markers of bone turnover. In osteoarthritis, Novartis published results that in a nested study of 152 of the 277 subjects in the Phase IIa study, the data demonstrated a statistically significant, dose dependent decrease in markers of cartilage degradation. Finally, Novartis has shared with us preliminary results from a small pilot study of oral calcitonin vs. placebo in patients with osteoarthritis. The full results have been accepted for release at an upcoming scientific meeting in December.

Oral Recombinant Human Growth Hormone (rHGH)

Novartis has indicated that it is planning to conduct a multidose study in growth hormone deficient adults with their improved oral formulation of rhGH in 2006. The study had originally been planned for 2005 but was delayed due to a shortage at Novartis of clinical grade rhGH. Clinical supplies have now been manufactured and a start date for the study has been set. Emisphere has agreed to amend the Option and Licensing Agreement with Novartis to extend the study period until March 31, 2006. Emisphere will be entitled to a $5 million milestone payment upon completion of the study if Novartis elects to continue development under the Option and License Agreement. In addition, Novartis is responsible for all costs related to the development of this product and Emisphere is entitled to receive royalties based on product sales, as with all of Emisphere’s partnered programs.

Roche Licensing Agreement

During the third quarter, Roche continued a clinical study utilizing Emisphere’s eligen® technology in a number of different tablet dosage forms under the companies’ agreement to develop new oral formulations of a Roche small molecule compound for the treatment of bone-related diseases. Roche is using the Company’s oral drug delivery technology to evaluate a number of new formulations that may be more convenient for patients than products currently on the market. Roche has completed the dosing portion of the study and is analyzing the relative performance of the various formulations tested in the study. Roche has indicated that the next step in this program is to meet with the FDA and European regulatory agencies to determine the regulatory pathway that would be acceptable for registration of this product. Worldwide sales for products in this particular class of drugs used to treat osteoporosis are estimated at over $5 billion in 2004.

Michael M. Goldberg, M.D. commented, “We are excited about the significant progress achieved during the third quarter in advancing our research and development efforts. The FDA has provided us with written guidance for our proposed Phase III oral heparin trial. We have completed a study which, if successful, could positively impact on the registration pathway. Dosing of patients in our Phase II oral insulin trial in India will commence shortly, and Novartis continues to be a valued partner in advancing our oral salmon calcitonin and oral rhGH clinical programs. Also, we are pleased that MHR, already our largest shareholder, chose to increase its financial interest in Emisphere through a $15 million secured loan announced this quarter. In conjunction with this financing, we reorganized our Board of Directors and now have an increased level of industry expertise and investor representation on our Board. We are encouraged by the level of activity within our various clinical programs during the third quarter, and look forward to an active fourth quarter and 2006, where we hope to achieve many important milestones.”

Conference Call Information

Emisphere will hold a conference call to discuss the Company’s financial results for the quarter ended September 30, 2005. The call will be held on Thursday, November 10, 2005, beginning at 10:30 a.m. Eastern Standard Time (7:30 a.m. Pacific). A replay of the call will be accessible approximately two hours following the end of the call and will be archived through November 17, 2005.

The live conference call dial-in number is:	800-963-8290 (U.S./Canada) 973-935-8502 (international)

To access a replay of the call:	877-519-4471 (U.S./Canada) 973-341-3080 (international) Conference ID: 6610440

Emisphere will be simultaneously webcasting this teleconference. To access the live broadcast in listen-only mode, please go to the investor relations portion of the Company’s website at http://www.emisphere.com/ir.asp. Please visit the site at least five minutes prior to start time for instructions. A replay of the call will also be available on the Company’s website through November 17, 2005.

About the eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen ® technology, is based on the use of proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or “carriers.” These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. The Emisphere® delivery agents have no known pharmacological activity themselves. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity. Emisphere is pursuing shortened registration timelines for currently marketed drug products whose absorption following oral administration is improved using the eligen® technology through supplemental New Drug Applications or 505(b)(2) filings with the US FDA. Successful achievement of these regulatory strategies may not require large-scale studies to support product registration.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.

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